Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of July 5, 2023 (this “Agreement”) between Azitra Inc. (the “Company”), a Delaware corporation, and Travis Whitfill (the “Executive”) (the Company and the Executive collectively, the “Parties”).

Background:

The Parties desire to enter into this Agreement to provide for the employment of the Executive by the Company and to govern the terms and conditions of the Executive’s employment by the Company.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Position and Duties.

(a) Position and Duties. The Company agrees that the Executive shall be employed by the Company to serve as Chief Operating Officer of the Company. The Executive shall report to the President and Chief Executive Officer of the Company (the “CEO”). The Executive agrees to be so employed by the Company and agrees to devote substantially all of his business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities. In so doing, the Executive shall perform such executive, managerial, administrative and financial functions as are required to develop the Company’s business and to perform other duties assigned to the Executive by the CEO and/or the Board of Directors of the Company (the “Board”). Executive will perform services under this Agreement remotely, with the understanding that he will appear in the Company offices and travel for business as may reasonably be necessary.

(b) Other Activities. Notwithstanding Section 1(a), nothing contained in Agreement shall prevent or limit: (i) the Executive’s right to manage the Executive’s personal investments or personal financial or legal matters including, without limitation, the right to make passive investments in the securities of (A) any entity which the Executive does not control, directly or indirectly, and which does not compete with Company, or (B) any publicly held entity, so long as the Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; (ii) subject to prior approval of the CEO and the Board, the Executive’s right to serve as a member of the board of directors of up to two (2) entities that do not compete with the Company; or (iii) the Executive’s participation in civic, nonprofit, political and charitable activities, including, subject to prior approval of the CEO and the Board, which shall not be unreasonably withheld, as a member of a board of a civic, political or charitable organization.

2. Term. The Executive’s employment under this Agreement shall commence on June 21, 2023 (the “Effective Date”) and shall continue until terminated pursuant to Section 4 (the “Term”).

A-1

3. Compensation.

(a) Base Salary. During the Term, the Executive shall be paid a base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Base Salary”), payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs. The Base Salary will be subject to periodic review and increase at the sole discretion of the CEO and the Board.

(b) Annual Bonus. With respect to each fiscal year of the Company completed during the Term, the Executive will be eligible to be considered for an annual performance bonus (the “Annual Bonus”) in an amount of up to 30% of the Executive’s Base Salary; provided, however, that any Annual Bonus for the 2023 fiscal year shall be prorated based on the portion of such fiscal year during which the Executive is actually employed by the Company pursuant to this Agreement. The Annual Bonus, if any, will be awarded by the CEO and Board in their sole discretion based on the achievement of Company and personal performance metrics established by the CEO and Board on an annual basis, and in any event not later than the 90th day of the applicable fiscal year. Any Annual Bonus allocable to the Executive hereunder shall be earned by the Executive if and only if the Executive is actively employed on a full-time basis with the Company and is otherwise in compliance with the Executive’s obligations under this Agreement through the end of the fiscal year to which such Annual Bonus relates and, subject to Section 4 hereof, on the payment date therefor. Any Annual Bonus awarded to the Executive hereunder will be payable in a single lump sum cash payment, less applicable taxes and withholdings, not later than three and one-half months after the end of the fiscal year to which it relates in accordance with the Company’s customary practices for annual bonus payments.

(c) Vacation and Fringe Benefits. During the Term, the Executive shall be eligible for four (4) weeks of paid vacation per calendar year, accruing in accordance with the vacation policies established by the Company from time to time. During the Term, the Executive also shall be entitled to participate in all of the Company’s then-existing employee benefit programs for which senior management employees of the Company are generally eligible. Nothing in this Agreement will preclude the Company from changing, altering or terminating any of the plans or programs for which employees of the Company are eligible, in whole or in part, in the Company’s sole discretion.

(d) Equity Opportunity. The Company agrees to discuss in good faith with Executive a potential future grant of equity in the Company prior to the end of 2023 or, if the Company has not adopted a new equity plan by the end of 2023, shortly following the Company’s adoption of a new equity plan.

A-2

(e) Reimbursement of Expenses. During the Term, and subject to Section 16(c) hereunder, the Company shall reimburse the Executive for the reasonable and necessary out-of-pocket travel and other business expenses incurred by the Executive for or on behalf of the Company in furtherance of the performance of the Executive’s duties hereunder in accordance with the Company’s reimbursement policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Termination.

(a) Death. This Agreement and Executive’s employment with the Company shall automatically terminate effective as of the date of the Executive’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Executive’s estate: (i) any portion of the Executive’s Base Salary for the period up to the Executive’s date of death that has been earned but remains unpaid; (ii) any unpaid expense reimbursement owed to the Executive under Section 3(e); (iii) any amount earned, accrued and arising from the Executive’s participation in, or benefits accrued under, any Company employee benefit plan or arrangement, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and arrangements (the payments in clauses (i) through (iii) collectively, the “Accrued Obligations”); and (iv) the Annual Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extend unpaid. The Annual Bonus, if any, will be paid when it would have been paid had the Executive remained employed with the Company.

(b) Incapacity. The Company may terminate this Agreement and the employment of the Executive immediately upon written notice to the Executive in the event of the Incapacity of the Executive, in which event the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations and the Annual Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extend unpaid. The Annual Bonus, if any, will be paid when it would have been paid had the Executive remained employed with the Company. For purposes of this Agreement, “Incapacity” shall mean the Executive’s incapacity or inability to perform the Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because the Executive’s physical or mental health has become so impaired as to make it impossible or impractical for the Executive to perform the duties and responsibilities contemplated hereunder with or without accommodation. The Executive’s physical or mental health shall be determined by a medical expert appointed by mutual agreement between the Company and the Executive following such expert’s examination of the Executive. The Executive hereby consents to such examination and consultation regarding the Executive’s health and ability to perform as aforesaid.

A-3

(c) Termination of the Executive’s Employment for Cause. The Company may terminate this Agreement and the employment of the Executive for Cause immediately upon providing written notice of such termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause, the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations. For purposes of this Agreement, “Cause” shall mean with respect to the Executive one or more of the following: (i) the Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or for any crime involving moral turpitude; (ii) severe, continued or habitual intoxication, or reporting to work under the influence of alcohol or illegal drugs; (iii) conduct that causes, or could reasonably be expected to cause, the Company reputational or economic harm; (iv) the Executive’s failure to satisfactorily perform the duties of the Executive’s position, provided that Executive fails to cure such failure to perform, to the satisfaction of the Board in its sole discretion, within thirty (30) days following notice from the Company thereof; (v) any act or omission aiding or abetting a competitor, supplier or customer of the Company and/or any of its subsidiaries or affiliates to the disadvantage or detriment of the Company and/or any of its subsidiaries or affiliates; (vi) breach of fiduciary duty or duty of loyalty; (vii) the Executive’s failure to observe and comply with any of the Company’s rules, policies and/or procedures, including, but not limited to, the Company’s policies prohibiting discrimination, harassment or retaliation, in the Company’s sole discretion; (viii) willful misconduct, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty or misrepresentation; (ix) the Executive’s failure to follow the lawful instructions of the CEO or the Board; or (x) any material breach of this Agreement or any other agreement between the Company and the Executive (including, but not limited to, the Covenants Agreement (as defined below).

(d) Other Termination by the Company. The Company may terminate this Agreement and the employment of the Executive for any reason other than Incapacity or Cause immediately upon written notice of termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for any reason other than Incapacity or Cause within the six (6) month period following the Effective Date, the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations. If the Executive’s employment with the Company is terminated by the Company for any reason other than Incapacity or Cause more than six (6) months following the Effective Date, then in addition to the Accrued Obligations, and subject to the execution by the Executive (and the irrevocability) of a release of claims in a form satisfactory to the Company (the “Release”), the compliance by the Executive with the Release, the Covenants Agreement (as defined below), and the compliance by the Executive with all terms and provisions of this Agreement that survive the termination of the Executive’s employment by the Company, the Executive shall be entitled to receive: (i) an amount equal to the Base Salary (as in effect immediately prior to termination of employment) for a period of six (6) months following the date of termination of employment, paid in equal installments over a six (6) month period in accordance with the Company’s payroll schedule in effect at the time (the “Severance Payments”); and (ii) the Annual Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extend unpaid, when it would have been paid had the Executive remained employed with the Company. The Executive shall not be entitled to any other salary, compensation or other benefits after termination of the Executive’s employment, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

A-4

Any Severance Payments payable pursuant to this Section 4(d) shall not be paid until the first scheduled payment date following the date the Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A (provided that, if the 60-day period begins in one taxable year and ends in a second taxable year, such Severance Payments shall not commence until the second taxable year), and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided further that, if the Executive is a “specified employee” within the meaning of Section 409A, any Severance Payments payable to the Executive under this Section 4(d) during the first six months and one day following the date of termination pursuant to this Section 4(d) that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled to during the period following the date of termination if such deferral had not been required.

(e) Termination by the Executive. The Executive may terminate this Agreement and the Executive’s employment with the Company for any reason upon thirty (30) days’ prior written notice of termination to the Company. In the event the Executive terminates the Executive’s employment hereunder, the Company shall not have any further obligation or liability under this Agreement, except for the Accrued Obligations, which shall be paid on the first payroll date following last date of employment to the extent administratively feasible and if not, then on the second payroll date following the last date of employment (unless otherwise required by applicable law). If the Executive terminates his employment with the Company, the Company, in its sole discretion, may terminate the Executive’s employment prior to the effective date of the Executive’s resignation, provided that the Company pays the Executive his Base Salary for the thirty (30) day period following the notice of termination.

(f) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to the Executive upon termination of the Executive’s employment for the reasons set forth above and the Executive shall not be eligible for any other payments or other forms of compensation or benefits. The Company may offset any amounts the Executive owes the Company against any amounts the Company owes the Executive hereunder.

(g) If the Executive breaches any provision of this Agreement or the Covenants Agreement, the Company (i) shall no longer be obligated to make any payments or provide any other benefits pursuant to this Section 4, and (ii) shall be entitled to reimbursement of any Severance Payments made to the Executive pursuant to Section 4(d).

5. Non-Competition, Non-Solicitation, Non-Disclosure Agreement. In light of the competitive and proprietary aspects of the business of Company, and as a condition of Executive’s employment hereunder, Executive agrees to sign and abide by Company’s Non- Competition, Non-Solicitation, Non-Disclosure, and Inventions Assignment Agreement (the “Covenants Agreement”).

A-5

6. No Conflicts. The Executive represents and warrants that the Executive is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit the Executive from undertaking or performing services for the Company or otherwise from entering into or performing this Agreement or the Covenants Agreement.

7. Full Agreement. This Agreement (and the Covenants Agreement) constitutes the entire agreement of the Parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both Parties. The Parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

8. Amendment and Waiver. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11. Governing Law and Venue. This Agreement will be construed under the laws of the State of Connecticut, without regard to its conflict of law provisions, and the parties irrevocably consent and agree that the federal and state courts of New Haven County, Connecticut will have exclusive jurisdiction over any dispute relating to the Executive’s employment with the Company or to this Agreement.

12. Assignment.

(a) By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement and any of the rights or obligations hereunder may be assigned by the Company without the consent of the Executive including, but not limited to, in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Company’s control and/or ownership of its assets or business. In such event, the Executive agrees to continue to be bound by the terms of this Agreement.

A-6

(b) By the Executive. This Agreement and the obligations created hereunder may not be assigned by the Executive, but all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs, devisees, legatees, executors, administrators and personal representatives. Any attempted assignment in violation of this Section 12(b) shall be null and void.

13. Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.

If to the Company:

Azitra Inc.

21 Business Park Drive

Branford, CT 06405

Attention: President and Chief Executive Officer

Attention: Chair, Board of Directors

With a copy to:

Duane Morris LLP

30 S. 17th Street

Philadelphia, PA 19103

Attention: Kathleen M. Shay, Esq.

If to the Executive:

Travis Whitfill

215 E. 68th Street

Apt. 33J

New York, NY 10065

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

14. Executive’s Cooperation. During the Term and thereafter, the Executive shall reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession) at reasonable times. In the event the Company requires the Executive’s cooperation in accordance with this Section 14, the Company shall reimburse the Executive solely for reasonable travel expenses incurred by the Executive as a result of such cooperation (including lodging and meals, upon submission of receipts).

Nothing about the foregoing shall preclude the Executive from testifying truthfully in any forum or from providing truthful information to any government agency or commission.

A-7

15. Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. 409A Compliance.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent such potential payments or benefits could become subject to such additional taxes under Section 409A, the Parties shall cooperate to attempt to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed. In no event shall the Company or its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive under Section 409A or damages for failing to comply with Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any such right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments and each payment shall be treated as a separate payment.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

17. Survival. The provisions of Section 4 through this Section 17, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Term or the Executive’s employment with the Company.

(Signature page follows.)

A-8

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

AZITRA INC.

By:
Name:	Francisco Salva
Title:	President and Chief Executive Officer

Travis Whitfill

A-9